Exhibit 10.1.2
AMENDMENT TWO TO THE
CONSOLIDATED EDISON, INC.
STOCK PURCHASE PLAN

Exhibit 10.1.2
    WHEREAS, the Consolidated Edison, Inc. Stock Purchase Plan, as amended and restated as of May 20, 2024, and as amended by Amendment One to the Consolidated Edison, Inc. Stock Purchase Plan (as so amended, the “Stock Purchase Plan”), provides a means for employees of Consolidated Edison, Inc. and its affiliated companies and members of their respective Boards of Directors and/or Trustees, as applicable, to purchase the stock of Consolidated Edison, Inc.; and
WHEREAS, pursuant to Article 11 of the Stock Purchase Plan, Termination and Modifications: Responsibility of Company and Plan Director, the Vice President – Human Resources has the authority to amend certain provisions of the Stock Purchase Plan to facilitate the administration of the Stock Purchase Plan; and
    WHEREAS, the Vice President – Human Resources is authorized to execute the specified amendments to the Stock Purchase Plan, her execution to be evidence conclusively of her approval thereof;
    NOW, THEREFORE, the Stock Purchase Plan is amended as set forth below:
1.Article 8, subsection (a) shall be amended and restated in its entirety as follows, effective as of May 12, 2025:
“Termination of Status as Employee or Non-Employee Director; Leave of Absence.
(a) Subject to Article 1(a), when a Participant’s status as an Employee or as a Non-Employee Director ceases, his or her account will continue to be maintained by the Agent. However, no company matching contribution on dividends will be received with respect to Shares held in such account, and the Company will no longer pay for the cost of maintaining such account after a 30-day period following the termination of employment or service of such Participant. An annual account maintenance fee will automatically be deducted from such Participant’s account after expiration of the 30-day period. If the Participant does not wish to maintain an account with the Agent, such Participant may request a broker transfer or a sale of his or her Shares by contacting the Agent. The judgment of the Agent as to the terms of any such sale shall be conclusive and binding. The Agent will sell the appropriate number of Shares to cover the fee. All cash distributions shall be net of any brokerage or commissions, transfer taxes, and service charges incurred in connection with such sales. Any Investment Funds held in such Participant’s Account that have not been applied to purchase Shares shall also be distributed to such Participant (or in the event of death or disability, to his or her legal representatives).”

Except as expressly modified in accordance with the provisions of this Amendment Two to the Stock Purchase Plan, all other terms and conditions set forth in the Stock Purchase Plan will remain in full force and effect.

Exhibit 10.1.2
IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed on this 17th day of June, 2025.

/s/ Nicole Leon
Nicole Leon
Vice President of Human Resources of
Consolidated Edison Company of New York, Inc.